Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-259110 on Form S-1 of our report dated August 5, 2021 (September 14, 2021 as to the effect of the stock split described in Note 18), relating to the consolidated financial statements of Sovos Brands, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

September 17, 2021